Exhibit (d)(2)

SOCKET MOBILE, INC.

2004 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

This Award Agreement ("Agreement") is between ________________________ ("Optionee") and Socket Mobile Inc. ("Company").

I.       NOTICE OF STOCK OPTION GRANT

Pursuant to the Socket Mobile, Inc. 2004 Equity Incentive Plan, as amended April 29, 2010, June 5, 2013, June 4, 2015, March 20, 2019, June 15, 2022, and January 31, 2024 ("Plan"), Socket Mobile, Inc., (“Company”), has granted Optionee an option (the "Option") to purchase shares of Common Stock of Company ("Shares") subject to the terms and conditions of the Plan and this Stock Option Award Agreement ("Agreement").

The Plan also includes any action or decision by the Administrator of the Plan. A copy of the Plan is attached as Exhibit A. The Plan can also be accessed on line through the Company's intranet, as follows:

http://intranet.socketcomm.com/hr/stock_option_plan.asp All capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings set forth in this Agreement and the Plan.

Name of Optionee (the “Optionee”)
Date of Grant
Type of Option (Incentive or Nonstatutory)
Shares Granted
Vesting Start Date	[E.g., date of grant]
Expiration Date (“Expiration Date”)	[E.g., 10 years from the date of grant]
Exercise Price/Share (“Option Exercise Price”)
Number of Months to Vest

Vesting Schedule: [Insert Vesting Schedule, e.g.: Subject to any accelerated vesting provisions contained in the Plan[, in the option agreement related to the stock option that was cancelled in exchange for this Option pursuant to the 2024 Exchange Program,] or in a written agreement between Optionee and the Company, (1/48th of the Shares subject to the Option shall vest and become exercisable on each monthly anniversary of the Vesting Start Date (and if there is no corresponding day, on the last day of the month), provided that Optionee continues to be a Service Provider through each applicable vesting date.]

II.       AGREEMENT

1.       Grant of Option. Company hereby grants to Optionee on the Date of the Grant the Option to purchase on or prior to the Expiration Date, or such earlier date as is specified herein, all or any part of the total number of Shares at the Exercise Price per share set forth in this Notice of Grant and subject to the terms and conditions of the Plan and this Agreement. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

2.       Term/Expiration Date. For each Option granted, unless otherwise provided in the Plan, the term of the Option ("Term") shall be [1]ten (10) years from the Date of the Grant. The Expiration Date shall be the date of the expiration of the Term.

3.       Vesting. The Option shall initially be unvested and unexercisable. The Option shall start to vest from the Vesting Start Date and vest and become exercisable in accordance with the vesting schedule set forth in Notice of Grant section of this Agreement and in accordance with the applicable provisions of the Plan and this Agreement.

Notwithstanding the terms and conditions in any employment agreement between Company and Optionee, vesting of Optionee's Options ceases on the date Optionee ceases being a Service Provider (“Termination Date”). “Service Provider” is as defined in the Plan. Unless otherwise required by law, stated in the Plan or in an employment agreement between Company and Optionee, vesting is suspended during any unpaid leave of absence.

4.       Exercise.

a.       Right to Exercise. No portion of any Option may be exercised until such portion has vested and become exercisable. No portion of this Stock Option shall be exercisable after the Expiration Date.

_____________________________

[1] Note: If the Option is an incentive stock option granted to an employee who, as of immediately prior to the grant, owns, or is treated for purposes of the incentive stock option rules as owning, more than 10% of the total combined voting power of all classes of Socket Mobile stock (or the stock of any Socket Mobile parent or subsidiary), this will be changed to a “five (5) years”.

Award Agreement [Optionee’s Name]	Date (Year)	Page 2

b.       Exercise Period While Optionee is a Service Provider. While Optionee is a Service Provider, vested portions of any Option shall be exercisable, in whole or in part, during the Term of the Option.

c.       Post Termination Exercise Period. If Optionee ceases to be a Service Provider on a date ("Termination Date"), except as otherwise provided by the Administrator of the Plan, the period within which Optionee has to exercise the Options granted in this Agreement will be subjected to the post-termination exercise period as set forth below. Any portion of this Option that is not vested and exercisable on the Termination Date shall terminate immediately and be forfeited and cancelled for no consideration. Any option not exercised within the post termination exercise period shall thereafter be terminated.

[INSERT APPLICABLE POST-TERMINATION EXRCISE PERIOD, E.G.:

This Option, to the extent vested, shall be exercisable until the Expiration Date; provided however, this Option may terminate earlier than provided in this paragraph or earlier than the expiration of the post-termination exercise period indicated below pursuant to Section 12 (“Adjustments; Dissolution or Liquidation; Merger or Change in Control”) of the Plan. In no event may Optionee exercise the Option after the Expiration Date.]

OR

[Unless otherwise required by law, or stated in an employment agreement approved by the Administrator between Company and Optionee, or stated in the Plan, this Agreement, to the extent that the Option is exercisable on the Termination Date, the Option granted in this Agreement shall be exercisable for three (3) months following the Termination Date or until the Expiration Date, if earlier. In no event may Optionee exercise the Option after the Expiration Date. In all cases, this Option may terminate earlier than provided in this paragraph or earlier than the expiration of the post-termination exercise period indicated below pursuant to Section 12 (“Adjustments; Dissolution or Liquidation; Merger or Change in Control”) of the Plan.

For purposes hereof, the Administrator's determination of the reason for termination of Optionee as a Service Provider shall be conclusive and binding on Optionee and his or her representatives or legatees.

(i)        Post-Termination Exercise Period for Executives. In accordance with the Plan, post-termination exercise periods for executives of Company are established under an executive employment agreement between Company and the executive.

(ii)        Post-Termination for Long Time Service Providers. In accordance with the Plan, Service Providers with at least ten (10) years of continuous service to Company and who voluntarily terminate his or her service to Company may exercise the Option until the Expiration Date.

Award Agreement [Optionee’s Name]	Date (Year)	Page 3

(iii)        Post-Termination Exercise Period for Termination due to Death or Disability. In accordance with the Plan, upon the termination of Optionee as a Service Provider due to Optionee's death or Disability (as defined in the Plan), to the extent that the Option is exercisable on the Termination Date, the Option shall be exercisable for twelve (12) months following Optionee's Termination Date or until the Expiration Date, if earlier. In no event may Optionee exercise Options after the Term.]

OR

[ALTERNATE POST-TERMINATION EXERCISE PERIOD]

d.       Method of Exercise. Subject to the terms of this Agreement, Optionee may exercise any portion of the Option that is exercisable under the Plan by the delivery of a written exercise notice to Company prior to the Expiration Date. The exercise notice shall specify the following: Optionee's election to exercise all or portions of the Option, the Date of Grant of the Option, the number of Shares Optionee elects to purchase, the Exercise Price per Share of the Option, the aggregate Exercise Price as to all exercised shares, and such other representations and agreements as may be required by Company. A sample form of the Exercise Notice is attached as Attachment C. The exercise notice shall be accompanied by payment of the aggregate Exercise Price as to all exercised Shares. Each option shall be deemed to be exercised upon receipt by Company of a fully executed exercise notice accompanied by the aggregate Exercise Price. Exercises may also be made through a brokerage firm that has in place a same day exercise and/or sell program with Company. In the event when exercises are made through such a brokerage firm, pursuant to the procedure agreed upon between Company and said brokerage firm, an exercise notice may be delivered to Company via electronic mail.

No Shares shall be issued pursuant to the exercise of an Option granted in this Agreement unless such issuances and such exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

e.       Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Optionee: (i) cash; (ii) check; or (iii) payment on behalf of Optionee from a brokerage firm that has in place a same day exercise and sell program with Company.

f.       Tax Obligations. Optionee is responsible for reporting gains or losses on stock option transactions for state and federal income tax purposes. Optionee agrees to make appropriate arrangement with Company for the satisfaction of all federal, state, local or foreign income and employment tax withholding requirements applicable to the Option Exercise. Optionee acknowledges and agrees that Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

Award Agreement [Optionee’s Name]	Date (Year)	Page 4

5.       Incentive Stock Options. The Option in this Agreement is designated as either an Incentive Stock Option or a Nonstatutory Stock Option. If the Option has been designated as an Incentive Stock, it is intended to qualify as an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986 and the resultant regulations promulgated thereunder, as amended from time to time and to the extent permitted under applicable law. To the extent that any portion of the Stock Option does not so qualify, it shall be deemed as a Nonstatutory Stock Option.

Optionee understands and agrees that even if an option is designated as an Incentive Stock Option, there are requirements under Section 422 of the Internal Revenue Code which have to be met in order to qualify such option as an Incentive Stock Option and receive the special tax treatment afforded to Incentive Stock Options. Accordingly, notwithstanding a designation of the Option as an Incentive Stock Option, Optionee understands that, in order to qualify the Option as an Incentive Stock Option under Section 422 of the Internal Revenue Code,

(a) Optionee may not sell, gift, transfers, or otherwise dispose of any of the Shares acquired pursuant to the Option on or before the later of the date (1) two years after the Date of the Grant, or (2) one year after Company has transferred the Shares to Optionee pursuant to his or her exercise of the Option. In the event that Optionee disposes of the Shares, Optionee may be subjected to income tax withholding by Company on the compensation income recognized by Optionee. Optionee agrees that if he or she disposes (whether by sale, gift, transfer or otherwise) of any Shares within either of those periods, he or she will notify Company within 30 days after such disposition. Optionee also agrees to provide Company with any information concerning any such disposition required by Company for tax purposes.

(b) the Option must be exercised within three (3) months after termination of Optionee's employment as an employee of Company(or 12 months in the case of death or disability) in order to qualify as an incentive stock option.

(d) Optionee cannot take an unpaid leave of absence that exceeds three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

(e) the Fair Market Value of the Shares of the Option, together with any other Incentive Stock Options granted by Company to Optionee that are exercisable for the first time by Optionee during a calendar year has an aggregate Fair Market Value does not exceed $100,000. To the extent that said aggregate Fair Market Value exceeds $100,000, such Option will not qualify as an Incentive Stock Option and is treated as a Nonstatutory Stock Option. The Fair Market Value of the Shares will be determined as of the time of the Option grant with respect to such Shares.

6.       Administration. At the time of the signing of this Agreement, the Compensation Committee of the board of directors of Company has been designated as the Administrator of the Plan. The powers of the Administrator are stated in the Plan, including but not limited to Section 4 (b) and (c) of the Plan. The Administrator of the Plan shall construe and determine all questions of interpretation concerning this Option Agreement and the terms of the Plan. In accordance with the Plan, the Administrator's decisions, determinations and interpretations of the Plan and this Option Agreement will be final and binding on Optionee.

Award Agreement [Optionee’s Name]	Date (Year)	Page 5

7.       No Effect on Employment or Service. Neither the Plan nor this Agreement confer upon Optionee any right with respect to continuing Optionee's relationship as a Service Provider with Company, nor will they interfere in any way with Optionee’s right or Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

8.       Miscellaneous Provisions.

a.       Incorporation of the Plan. Notwithstanding anything herein to the contrary, this Option shall be subject to and governed by all the terms and conditions of the Plan.

b.       Non-Transferability of Option. The Option is personal to Optionee. Optionee may not transfer the Option in any manner otherwise than by will or by the laws of descent or distribution. The Option may be exercised during Optionee's lifetime only by Optionee (or by Optionee's guardian or legal representative in the event of Optionee's incapacity.) Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to Company, and may revoke or change such designation at any time by filing written notice of revocation or change with Company. Such beneficiary may exercise Optionee's Option in the event of Optionee's death to the extent provided herein. If Optionee does not designate a beneficiary, or if the designated beneficiary predeceases Optionee, the legal representative of Optionee may exercise the Options to the extent provided herein in the event of Optionee's death.

b.       Successors and Assigns. Company has the right to assign this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

c.       Binding Effect. The terms of the Plan and this Agreement shall be binding upon Company and its successors, assigns, and legal representatives. The terms of the Plan and this Agreement shall be binding upon the Optionee and his/her executors, administrators, legal representative, designated beneficiary, heirs, and successors.

d.       Entire Agreement and Conflicts. The Plan, this Agreement, and any employment agreement between Optionee and Company constitute the entire agreement between the parties with respect to the subject matter hereof and supersede and replaces in their entirety all prior understanding, undertakings, discussions, and agreements, written or oral, between Company and Optionee hereto pertaining to the subject matter hereof. If a conflict arises between this Agreement and the Plan, the terms and conditions of the Plan shall govern. If a conflict arises between this Agreement and any employment agreement between Company and Optionee, the terms and conditions of the employment agreement between Company and Optionee shall govern.

Award Agreement [Optionee’s Name]	Date (Year)	Page 6

e.       Severability. All provisions contained herein are severable. In the event any provisions of this Agreement shall be determined illegal, invalid, or unenforceable, such determination shall in no manner affect the legality, validity, or enforceability of any other provision thereof and this Agreement shall be interpreted as if such invalid provision was not contained herein.

f.       Amendments and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, changed, modified, or terminated in any respect whatsoever only by a writing duly executed by Optionee and Company.

g.       Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

h. Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

i.       Notices. All notices, request, consent and other communications shall be in writing and be deemed given when delivered personally or when received if mailed by first class registered or certified mail, postage prepaid. Notices to Company or Optionee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

j.       Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deed an original, but all of which shall constitute one and the same document.

Optionee acknowledges receipt of a copy of the Plan. Optionee expressly warrants and agrees that he/she has reviewed the Plan and this Agreement in their entirety and fully understands all the provisions of the Plan and Agreement, and hereby accepts the Option subject to all the terms and provisions Plan and the Agreement.

Optionee acknowledges that he/she has been advised by Company, if he/she so desires, to discuss the terms of this Agreement with his/her own legal counsel, tax advisor, financial advisor, or anyone else he or she chooses; and had an opportunity to obtain the advice of counsel or advisor prior to executing this Agreement.

Award Agreement [Optionee’s Name]	Date (Year)	Page 7

Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administer upon any questions arising under the Plan or this Agreement.

Optionee agrees that the Company may, in its discretion, send Optionee a report of the status of this Option (a) in electronic version to Optionee's email address at Company, (b) as a printed copy to Optionee's residence indicated below; or (c) as a printed copy to Optionee's office at Company.

Optionee further agrees to notify Company upon any change in the residence address indicated below.

This Agreement is hereby accepted, and the terms and conditions of the Plan, the Grant Notice and this Agreement, are hereby agreed to, by the undersigned as of the date first above written.

OPTIONEE

__________________________________________

Name

___________________________________________

Address

___________________________________________

Address

OPTIONEE’S ACKNOWLEDGEMENT

I acknowledge that I have read the foregoing Incentive Stock Option Agreement and understand the contents thereof.

___________________________________________________________________________

Signature of Optionee

Name of Optionee :____________________________________________________________

Award Agreement [Optionee’s Name]	Date (Year)	Page 8

SOCKET MOBILE, INC.

___________________________________________

By: Name:

___________________________________________

Title:

Address: 40675 Encyclopedia Cir.,

Fremont, CA 94538

DESIGNATED BENEFICIARY: __________________________________________

Beneficiary’s Address: ___________________________________________________

Award Agreement [Optionee’s Name]	Date (Year)	Page 9

EXHIBIT A

STOCK OPTION EXERCISE NOTICE (Use is Optional)

Socket Mobile, Inc.,

40675 Encyclopedia Cir.,

Fremont, CA 94538

Attention: Chief Financial Officer

1. Exercise of Option. Effective as of today, _______________, _________________, the undersigned ("Optionee") hereby elects to exercise Optionee's option to purchase _________ shares of the Common Stock ("Shares") of Socket Mobile, Inc. ("Company") under and pursuant to the terms of the Socket Mobile, Inc 2004 Equity Incentive Plan, as amended April 29, 2010, June 5, 2013, June 4, 2015, March 20, 2019, June 15, 2022, and January 31, 2024 ("Plan") and the Stock Option Agreement ("Agreement") between Optionee and Company dated _______________ for the option granted to Optionee on ________________ ("Option").

2.       Delivery of Payment. Optionee herewith delivers to Company the full purchase price of the Shares, as set forth in the Agreement, and any and all withholding taxes due in connection with the exercise of said Option by including herein payment in the amount of $ __________( $____________ representing the purchase price and $ ________ representing the tax withholdings.) Optionee has chosen the following form(s) of payment:

[ ]       1.       Cash

[ ]       2.       Check payable to Socket Mobile, Inc.

[ ]       3.       Payment on behalf Optionee from a brokerage firm that has in place a same day exercise and/or sell program with Company

3.       Representations of Optionee. Optionee acknowledges that Optionee has received, read and understand the Plan and the Agreement and agree to abide by and be bound by the terms and conditions.

Optionee represents and warrants that Optionee understands that Optionee may suffer adverse tax or other consequences as a result of Optionee's purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax, legal, or other advisors Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on Company for any tax, legal, or other advice.

Award Agreement [Optionee’s Name]	Date (Year)	Page 10

4.       Successors and Assigns. Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of Company. This Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

5.       Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be timely submitted by Optionee or by Company to the Administrator of the Plan. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

6.       Governing Law; Severability. This Exercise Notice is governed by the substantive laws but not the choice of law rules of the State of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the Agreement will continue in full force and effect.

7.       Entire Agreement. The Plan and Agreement are incorporated herein by reference This Exercise Notice, the Plan, the Option Agreement, and any employment agreement between Optionee and Company constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee's interest except by means of a writing signed by Company and Optionee.

Submitted by:	Accepted by
Socket Mobile, Inc.

Name:	By

Title
Address:	Address:
40675 Encyclopedia Circle
Fremont, CA 94538

Date Received

Award Agreement [Optionee’s Name]	Date (Year)	Page 11